                                                                     EXHIBIT 2.1





     ------------------------------------------------------------------


                        AGREEMENT AND PLAN OF MERGER

                               BY AND BETWEEN

                    ROBERTS PROPERTIES RESIDENTIAL, L.P.

                                     AND

                    ROBERTS PROPERTIES MANAGEMENT, L.L.C.

     ------------------------------------------------------------------





                --------------------------------------------

                             DATED APRIL 1, 1997

                --------------------------------------------

                              TABLE OF CONTENTS

                                                                                                                     Page

ARTICLE 1 THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         1.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2  Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.4  Effect of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.5  Conversion of Interests in Manager  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.6  Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.7  Repurchase Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.8  Restrictions on Transfer of Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.9  Appraisal or Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.10 Rights of Former Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF MANAGER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

         2.1  Organization, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.3  Members' Ownership Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.4  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.5  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.6  Title to Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.7  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.8  Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.9  Trademarks, Trade Names, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.10 Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.11 Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.12 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.13 Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.14 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.15 Environmental Protection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.16 Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.17 Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.18 Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.19 Statements True and Correct   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF OWNER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         3.1  Organization, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.2  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.3  Units of Partnership Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.4  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.5  Form 10-KSB for 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11


                                                                                                                      Page
         3.6  Title to Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.7  Leases    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.8  Offices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.9  Trademarks, Trade Names, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.10 Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.11 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.12 Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.13 Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE 4 CONDITIONS SATISFIED AT OR BEFORE CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE 5 MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         5.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.3  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.4  Specific Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.5  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.6  Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.7  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.8  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.9  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19


                                    EXHIBITS

EXHIBIT A . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Certificate and Articles of Merger

EXHIBIT B . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Repurchase Option Agreement by
                                                                    and among Charles S. Roberts, the Members with
                                                                    Article 6A Interests, and Roberts Properties
                                                                    Residential, L.P. ("Owner")

EXHIBIT C . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Articles of Organization of Roberts
                                                                    Properties Management, L.L.C. ("Manager")

EXHIBIT D . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Operating Agreement of Manager


                                  SCHEDULES

Schedule 2.5  . . . . . . . . . . . . . . . . . . . . . . . . . .   Certain Financial Statements of
                                                                    Manager

Schedule 2.8  . . . . . . . . . . . . . . . . . . . . . . . . . .   Headquarters and Other Locations

Schedule 2.10 . . . . . . . . . . . . . . . . . . . . . . . . . .   Certificate of Insurance

Schedule 2.17 . . . . . . . . . . . . . . . . . . . . . . . . . .   List of Manager Contracts


                         AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated April 1, 1997, is made by and between ROBERTS PROPERTIES RESIDENTIAL, L.P., a Georgia limited partnership ("Owner"), and ROBERTS PROPERTIES MANAGEMENT, L.L.C., a Georgia limited liability company ("Manager").

                                   PREAMBLE

         The Board of Directors of Roberts Realty Investors, Inc. (the "Company"), a Georgia corporation that is the sole general partner of Owner, desiring to acquire a property management company and thereby become a self-managed real estate investment trust (a "REIT"), has agreed with all of the members of Manager for Manager to merge with and into Owner and for all of Manager's issued and outstanding ownership interests (collectively, the "Interests") to be converted into units of limited partnership interest ("Units") of Owner, all on the terms and conditions set forth herein, thereby acquiring all of the assets and liabilities and succeeding to and continuing the business operations of Manager.

         Certain terms used in this Agreement are defined in Section 5.1 hereof.

         NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereto, intending to be legally bound, agree as follows:

                                  ARTICLE 1
                                  THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, on the Effective Date, Manager shall be merged with and into Owner pursuant to the provisions of Section 14-9-206.1 of the Georgia Revised Uniform Limited Partnership Act and Section 14-11-901 of the Georgia Limited Liability Company Act, and Owner shall be the surviving entity (the "Surviving Partnership") and shall continue its existence under the laws of the state of Georgia under the name "Roberts Properties Residential, L.P."

         1.2 EFFECTIVE DATE. Subject to the satisfaction of all requirements of law and the terms and conditions of this Agreement, the Merger shall become effective on the date (the "Effective Date") and at the time when the Certificate and Articles of Merger for the Merger (in the form attached hereto as Exhibit A) are accepted for filing by the Georgia Secretary of State pursuant to the Georgia Limited Partnership Act and the Georgia LLC Act; provided that if the Certificate and Articles of Merger are accepted for filing after April 1, 1997, the Merger shall be deemed to have become effective on April 1, 1997 for all business, accounting, and financial reporting purposes to the extent legally permissible.

         1.3 CLOSING. The Closing shall take place at 10:00 a.m. on the Effective Date at the offices of Nelson Mullins Riley & Scarborough, L.L.P., First Union Plaza, Suite 1400, 999

Peachtree Street, N.E., Atlanta, Georgia 30309, or at such other time and place as the parties may mutually agree.

         1.4 EFFECT OF MERGER. On the Effective Date, the certificate of limited partnership and agreement of limited partnership of the Surviving Partnership shall be the certificate of limited partnership and agreement of limited partnership of Owner in effect immediately prior to the Effective Date. The Company shall continue to be the sole general partner of the Surviving Partnership, and the officers and directors of the Company immediately prior to the Effective Date shall be the officers and directors of the Company as of the Effective Date and until their successors are duly appointed or elected in accordance with applicable law and the Articles of Incorporation and Bylaws of the Company.

         1.5 CONVERSION OF INTERESTS IN MANAGER. By virtue of the Merger, automatically and without any action on the part of the members of Manager (individually a "Member" and collectively, the "Members"), the Interests issued and outstanding on the Effective Date shall become and be converted, pro rata based upon each Member's ownership interest in Manager as stated in Section 2.3 below, into Five Hundred and Ninety Thousand (590,000) Units valued at $10.00 per Unit, or $5,900,000 in the aggregate. The 6,959,759 Units of the Surviving Partnership issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger. Upon the Effective Date a total of 7,549,759 Units of the Surviving Partnership shall be issued and outstanding.

         1.6 EXCHANGE PROCEDURES. Owner shall cause new certificates representing the Units into which the respective Interests have been converted to be sent to each former Member as promptly as practicable after the Effective Date. The certificates shall bear legends reflecting the restrictions on transfer noted in Section 1.8 below.

         1.7 REPURCHASE OPTIONS. There are options to repurchase "Article 6A Interests" provided in Manager's Operating Agreement, which options shall, as provided in Article 6A of such Operating Agreement, be held upon and after the Effective Date by Charles S. Roberts, with Owner to have a subordinate option to repurchase Article 6A Interests if Mr. Roberts or his successor elects not to exercise such option. (The terms and conditions of the repurchase options are being restated in the form of that certain Repurchase Option Agreement by and among Charles S. Roberts, the Members with Article 6A Interests, and Owner in the form attached hereto as Exhibit B.) Other than the foregoing repurchase options, there are no outstanding options to acquire or dispose of interests in Manager.

         1.8 RESTRICTIONS ON TRANSFER OF UNITS. The Units received by Members in the Merger are subject to certain restrictions on transfer as described below.

         (a) "Intrastate" Transfer Restrictions. The Units are not being registered under the federal securities laws in reliance upon the "intrastate" exemption from such registration. Pursuant to Rule 147 promulgated by the Securities and Exchange Commission regarding intrastate offerings, the Units may not be transferred other than to a bona fide resident of the State of Georgia until a period of at least nine months has elapsed from the date of the last issuance of Units pursuant to the Merger (and of any other securities deemed to be a part of the same issue of securities). The certificates evidencing the Units shall have a legend describing the foregoing restrictions on transfer typed or printed on them, and Owner will issue stop transfer instructions to its transfer agent with respect to such Units. Further, the foregoing restrictions on transfer and procedures shall apply in connection with the issuance of new certificates for any of the Units that are presented for transfer during such nine month period.

         (b) Transfer Restrictions on Units under Operating Partnership Agreement. In addition to the foregoing, Units may be transferred only as follows: (a) such disposition is not made to any person who is incompetent or to a minor; (b) the Company as the general partner of Owner has consented in writing to such transfer (the general partner is under no circumstances obligated to give such consent); (c) the transferring and purchasing parties execute and deliver to the general partner such instruments as are in form satisfactory to the general partner; and (d) no disposition may be made if it would violate any federal or state securities law. The transferring holder of Units shall be responsible for paying any legal fees or other costs associated with the transfer, which the Company estimates to be approximately $200. An assignee of an interest of a limited partner in Owner may become a substituted limited partner with respect to such interest only with the written consent of the general partner, who shall under no circumstances be obliged to give such consent. Assuming such consent is obtained, a substituted limited partner must execute appropriate instruments, assume obligations of the transferor limited partner, and pay for all of the expenses incurred by Owner in connection with such person's becoming a substituted limited partner, including Owner's legal fees.

         (c) Repurchase Option Restrictions. As noted in section 3 of the Ballot and Acknowledgment executed by each of the Members, the certificates representing the Units to be delivered to the Members holding Article 6A Interests shall bear a legend referring to the repurchase options held by Charles S. Roberts and Owner with respect to certain of those Units.

         1.9 APPRAISAL OR DISSENTERS' RIGHTS. Pursuant to Section 3.5 of Manager's Operating Agreement, Members shall have no dissenters' or appraisal rights.

         1.10 RIGHTS OF FORMER MEMBERS. Upon the Effective Date Members shall have no rights with respect to their interests in Manager other than the right to receive the applicable number of Units in exchange therefor.


                                  ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF MANAGER

         Manager hereby represents and warrants to Owner as follows:

         2.1 ORGANIZATION, ETC. Manager is a limited liability company duly organized and existing under the laws of the state of Georgia and has the power and authority to carry on its business as and where now conducted and to own, lease and operate its Assets and to incur its Liabilities. Manager has in effect all federal, state, local and foreign governmental authorizations necessary to carry on its business as now conducted, to own, lease and operate its Assets, and to incur its Liabilities, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Manager.

         2.2 AUTHORITY. Manager has the power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action of Manager, including without limitation the approval of this Agreement by a majority in interest of the Members. This Agreement represents a legal, valid and binding obligation of Manager, enforceable against Manager in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution and delivery of this Agreement by Manager, nor the consummation by Manager of the transactions contemplated hereby, nor the compliance by Manager with any of the provisions hereof, will (a) conflict with or result in a breach of any provision of Manager's Articles of Organization or Operating Agreement (true and correct copies of which are attached hereto as Exhibit C and Exhibit D, respectively), or (b) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Manager under, any Contract or Permit of Manager, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (c) violate any Law or Order applicable to Manager or any of its Assets or Liabilities. Other than notices to or filings with the Internal Revenue Service with respect to any employee benefit plans, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Manager of the Merger and the other transactions contemplated hereby.

                   [SECTION 2.3 BEGINS ON FOLLOWING PAGE.]

         2.3 MEMBERS' OWNERSHIP INTERESTS. The Members' respective ownership interests are as follows:

                                                                 Ownership           Number of Units
                                      Member                       Interest           to be Received
                                      ------                       --------           --------------

                     Charles S. Roberts                                88.5%                 522,150
                     Jennifer H. Roberts Trust                          5.0%                  29,500
                     Pamela J. Hallmark                                 1.0%                   5,900
                     Judith Q. Ottinger                                  .5%                   2,950
                     Ronald Johnson                                      .5%                   2,950
                     Anthony P. Brimer                                   .5%                   2,950
                     Keeley Bruce                                        .5%                   2,950
                     E. Michele Mann                                     .5%                   2,950
                     Cynthia I. Marsh                                    .5%                   2,950
                     Kristine J. Bowman                                  .5%                   2,950
                     Lynda U. Altfeder                                   .5%                   2,950
                     Rebecca L. Cleveland                                .5%                   2,950
                     Stephen A. Glenn                                    .5%                   2,950
                     Cheryl L. Teaford                                   .5%                   2,950
                                                                        ----                 -------
                          Total                                         100%                 590,000
                                                                        ====                 =======

         All of the issued and outstanding Interests are duly and validly issued and are fully paid and nonassessable. None of the outstanding Interests have been issued in violation of any preemptive rights of the current or past Members of Manager or in violation of the Securities Laws. Except as set forth above and as provided in Article 6A of Manager's Operating Agreement, there are no interests or other equity securities of Manager authorized, issued or outstanding, and there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, interests in Manager or Contracts by which Manager was or may be bound to issue additional interests or options, warrants, or rights to purchase or acquire any additional interests. Manager has no liability for distributions declared or accrued, but unpaid, with respect to the Interests.

         2.4 SUBSIDIARIES. Manager does not own any capital stock of or other equity interest in any Subsidiary.

         2.5 FINANCIAL STATEMENTS. Each of the balance sheets of Manager delivered to Owner (including the related notes and schedules) fairly presents the financial position of Manager as of its date (December 31, 1996 and February 28, 1997, respectively), and each of the statements of income of Manager delivered to Owner (including any related notes and schedules) fairly presents the results of operations of Manager for the periods set forth therein (April 1, 1996 through December 31, 1996 and January 1, 1997 through February 28, 1997, respectively). (The foregoing financial statements -- the "Manager Financial Statements" -- are attached hereto as Schedule 2.5.)
Manager has no liabilities or obligations, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the balance sheet of Manager as of February 28, 1997; (ii) liabilities or obligations arising in the ordinary course of business since February
28, 1997; and (iii) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on Manager.

         2.6 TITLE TO ASSETS. Except as reserved against in the financial statements delivered to Owner, Manager has good and marketable title, free and clear of all material Liens or Defaults of whatever character, to all of the material Assets, tangible or intangible, reflected on the most recent financial statements as being owned by Manager.

         2.7 LEASES. All buildings, and all fixtures, equipment and other Assets which are material to its business held under leases or subleases by Manager, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).
There is not under any such lease or sublease any Default or claim of Default by Manager or, to the Knowledge of Manager, by any other party to any such lease or sublease; provided that the sublease for the headquarters of Manager was entered into without the lessor's consent, and the sublessor's master lease requires the consent of lessor to sublet any portion of the sublessor's premises. A copy of Manager's sublease is attached to Schedule 2.17.

         2.8 OFFICES. The headquarters of Manager and each other office, branch or facility maintained and operated by Manager and the locations thereof are listed on Schedule 2.8. Except as set forth on Schedule 2.8, Manager maintains no other office or branch or conducts business at no other location, nor has Manager applied for or received permission to open any additional office or branch or to operate at any other location.

         2.9 TRADEMARKS, TRADE NAMES, ETC. Manager possesses the valid and enforceable right to use its limited liability company name and any trademarks, trade names, licenses and other intellectual property now used to conduct its business, and there are no conflicts between such rights and rights asserted by others. Manager has provided to Owner the Roberts Properties Management, L.L.C. Method and Procedures Manual (revised September, 1996), which contains all of the trademarks, trade names, licenses, know-how, procedures and other intellectual property used to conduct Manager's business. Notwithstanding the foregoing, the service mark "Creating Communities for Superior Lifestyles" and the "Roberts" logotype and all of the rights of each and every kind to such service marks and related intellectual property (collectively, the "Excluded Mark") is hereby specifically excluded from this Section 2.9. Manager and Owner hereby acknowledge that Manager has never owned the Excluded Mark and that the Excluded Mark is solely and exclusively owned by Roberts Properties, Inc.

         2.10 INSURANCE. The policies of fire, theft, liability, employee dishonesty and other insurance maintained with respect to the Assets or business of Manager provide adequate coverage against reasonably foreseeable loss in accordance with good industry practice. A certificate of insurance evidencing all such policies maintained by Manager is attached as Schedule 2.10.

         2.11 EMPLOYEES. Manager has provided to Owner a list of all employees and staff of Manager, and the current annual rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each such person. Manager is not bound by or subject to any arrangement with any labor union, (ii) no employees of Manager are represented by any labor union or covered by any collective agreement, (iii) no campaign to establish such representation is in progress, and (iv) there is no pending or, to the best of Manager's knowledge, threatened labor dispute involving Manager or any group of its employees, nor has Manager experienced any labor interruptions over the past three years.

         2.12 EMPLOYEE BENEFIT PLANS. Listed in the Roberts Properties Management, L.L.C. Handbook (revised December 20, 1996) provided by
Manager to Owner (the "Handbook") are every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, any medical, vision, dental or other health plan, any life insurance plan, or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in
Section 3(3) of ERISA, currently maintained by or contributed to by Manager or any of its ERISA Affiliates (collectively, the "Manager Benefit Plans"). Any of the Manager Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as a "Manager ERISA Plan." Neither Manager nor any of its ERISA Affiliates is now, or has been, a contributing employer to a multi-employer plan within the meaning of ERISA Section 3(37). Included in the Handbook or otherwise delivered by Manager to Owner are true, correct and complete copies of all written Manager Benefit Plans and all trust agreements or other funding arrangements, including insurance contracts, all amendments thereto and, where applicable, with respect to any such plans or plan amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service or the United States Department of Labor after December 31, 1974, annual reports or Forms 5500, financial statements, and summary annual reports for the most recent three plan years as required by law, the most recent summary plan descriptions and any material modifications thereto. Any Manager ERISA Plans and related trusts comply with, and, to the Knowledge of Manager, have been administered in compliance with, the relevant provisions of ERISA and the Internal Revenue Code and all other applicable laws, rules and regulations, the violation of which would have a Material Adverse Effect on Manager. Governmental approvals for the Manager ERISA Plans have been obtained, including, but not limited to, determination letters on the qualification of the Manager ERISA Plans and the tax exemption of related trusts, as applicable, under the Internal Revenue Code, and all such governmental approvals continue in full force and effect. Neither Manager nor to the Knowledge of Manager has any administrator or fiduciary of any Manager ERISA Plan (or agent or delegate of any of the foregoing) engaged in any transaction or acted or failed to act in any manner which could subject Manager to any direct or indirect material liability for a breach of any fiduciary, co-fiduciary, or other duty under ERISA. To the Knowledge of Manager, no oral or written representation or communication with respect to any aspect of the Manager Benefit Plans has been made to employees of Manager which is not in accordance with the written or otherwise preexisting terms and provisions of such Manager Benefit Plans. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened, to the Knowledge of Manager, which could reasonably be expected to be asserted against any Manager Benefit Plan, Manager or any of its ERISA Affiliates. To the Knowledge of Manager, no non-exempt prohibited transaction within the meaning of ERISA Section 406 or Internal Revenue Code Section 4975 has occurred or is occurring with respect to any Manager ERISA Plan. There has been no (i) "reportable event" (as defined in Section 4043 of ERISA) or event described in Section 4062(f) or Section 4063(a) of ERISA which has not been officially waived by the United States Department of Labor, or (ii) termination, partial termination, withdrawal or partial withdrawal with respect to any of the Manager ERISA Plans. Manager has no employee pension benefit plan subject to Title I, Subtitle B, Part 3 of ERISA. Manager has no material current or future liability under any Manager Benefit Plan that is not reflected in the financial statements delivered to Owner. Manager has not at any time, and does not now, maintain a Manager Benefit Plan providing welfare benefits (as defined in ERISA
Section 3(l)) to employees after retirement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any Member or any employee of Manager under any Manager Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Manager Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting under any Manager Benefit Plan.

         2.13 TAX MATTERS. All federal, state, and local Tax returns required to be filed by or on behalf of Manager have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ending on or before December 31, 1996, and all Tax returns filed are complete and materially accurate. All Taxes shown as due on filed tax returns have been paid. There is no audit examination, deficiency, refund litigation or matter in controversy with respect to any Taxes that might result in a determination adverse to Manager, against which there are not adequate reserves in the financial statements delivered to Owner. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been fully paid. Manager has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. There are no federal, state, local or foreign Taxes due or to become due for Manager.

         2.14  COMPLIANCE WITH LAWS.   Manager (a) is in compliance with all
Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it; and (b) has received no notification since January 1, 1990, from any agency or department of federal, state or local government (i) asserting that it is not in compliance with any of the Laws or Orders which such governmental authority enforces, which noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (ii) threatening to revoke any Permit the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it.

         2.15 ENVIRONMENTAL PROTECTION. Manager is in full compliance with all applicable Environmental Laws, other than those as to which the failure to so comply would not have a Material Adverse Effect on it. There is no Environmental Claim pending or, to the Knowledge of Manager, threatened (i) against Manager, (ii) to the Knowledge of Manager, against any person or entity whose liability for any Environmental Claim Manager has retained or assumed either contractually or by operation of law, or (iii) to the Knowledge of Manager, against any real or personal property which Manager owns, leases, manages, supervises or participates in the management of, other than the Bentley Place community and other than such as would not, either individually or in the aggregate, have a Material Adverse Effect on Manager. There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could reasonably form the basis of any Environmental Claim against Manager or, to the Knowledge of Manager, against any person or entity whose liability for any Environmental Claim Manager have or may have retained or assumed either contractually or by operation of law, other than such as would not, either individually or in the aggregate, have a Material Adverse Effect on Manager. There are no Permits and other governmental authorizations currently held or being applied for by Manager pursuant to the Environmental Laws. There are no outstanding loans to Manager as to which Manager has submitted (or is required to submit) to a lender any environmental audits, analyses or surveys of any real property securing such loans.

         2.16 LEGAL PROCEEDINGS. Except as set forth in the following sentence, there are no actions, suits or proceedings instituted or pending, or, to the Knowledge of Manager, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Manager or its properties, assets, interests, or rights. A former senior vice president of Manager who worked for Manager less than 90 days has threatened legal action against Manager regarding his termination; no lawsuit has been filed, and Manager believes the person's claims are without merit.

         2.17 MATERIAL CONTRACTS. Except as set forth on Schedule 2.17, neither Manager nor any of its Assets, businesses or operations is a party to, or is bound or affected by, or receiving benefit under (a) any employment, severance, termination, consulting or retirement Contract, (b) any Contract relating to the borrowing of money by Manager or the guarantee by Manager of any such obligation (other than Contracts evidencing trade payables made in the ordinary course of business), (c) any Contract relating to indemnification or defense of any Member or employee of Manager or any other Person, (d) any Contract with any labor union, (e) any Contract relating to the disposition or acquisition of any interest in any business enterprise, (f) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any Member beneficially owning a 2% or more residual interest in Manager, employee of Manager, or any member of the immediate family of the foregoing, (g) any Contract which limits the freedom of Manager to compete in any line of business or with any Person, (h) any Contract providing a power of attorney or similar authorization given by Manager, except as issued in the ordinary course of business with respect to routine matters, and (i) any Contract that involves the payment by Manager of amounts aggregating $10,000 or more in any twelve-month period or which is not cancelable by Manager without payment of a penalty or other termination fee aggregating $10,000 or more (together with all Contracts referred to in Section 2.12, the "Manager Contracts"). Manager is not in Default under any contract between Manager and Owner. To the Knowledge of Manager, Manager is not in Default under any other Manager Contract.

         2.18 ABSENCE OF UNDISCLOSED LIABILITIES. Manager has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, except Liabilities which are reflected or reserved against in the most recent statement of financial condition delivered to Owner. Manager has not incurred or paid any Liability since February 28, 1997, except for Liabilities incurred or paid in the ordinary course of its business consistent with past practices and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it.

         2.19 STATEMENTS TRUE AND CORRECT. No information relating to Manager furnished by Manager to Owner expressly pursuant to this Agreement, nor any representation or warranty made by Manager in this Agreement, nor any written statement or certificate or instrument furnished to Owner and included in an Exhibit or Schedule by Manager in connection with this Agreement, nor any written statement or certificate to be furnished by Manager to Owner expressly pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                                  ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF OWNER

         Owner hereby represents and warrants to Manager as follows:

         3.1 ORGANIZATION, ETC. Owner is a Georgia limited partnership duly organized and existing under the laws of the state of Georgia and has the power and authority to carry on its business as and where now conducted and to own, lease and operate its Assets and to incur its Liabilities. Owner has in effect all federal, state, local and foreign governmental authorizations necessary to carry on its business as now conducted, to own, lease and operate its Assets, and to incur its Liabilities, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Owner.

         3.2 AUTHORITY. Owner has the power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership action of Owner. This Agreement represents a legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution and delivery of this Agreement by Owner, nor the consummation by Owner of the transactions contemplated hereby, nor the compliance by Owner with any of the provisions hereof, will (a) conflict with or result in a breach of any provision of Owner's certificate of limited partnership or agreement of limited partnership, or (b) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Owner under, any Contract or Permit of Owner, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Owner, or (c) violate any Law or Order applicable to Owner or any of its Assets or Liabilities. Other than notices to or filings with the Internal Revenue Service with respect to any employee benefit plans, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Owner of the Merger and the other transactions contemplated hereby.

         3.3 UNITS OF PARTNERSHIP INTEREST. A total of 6,959,759 Units are issued and outstanding. All of the issued and outstanding Units are duly and validly issued and are fully paid and nonassessable. None of the outstanding Units has been issued in violation of any preemptive rights of the current or past partners of Owner or in violation of the Securities Laws.

         3.4 SUBSIDIARIES. The Company has no Subsidiaries other than Owner, and Owner has no Subsidiaries.

         3.5 FORM 10-KSB FOR 1996. Owner has delivered to Manager the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (the "Form 10-KSB"), which contains audited financial statements of the Company (the "Company Financial Statements").

         3.6 TITLE TO ASSETS. Except as disclosed in the Form 10-KSB, Owner has good and marketable title, free and clear of all material Liens or Defaults of whatever character, to all of the material Assets, tangible or intangible, reflected on the most recent consolidated Statement of Financial Condition in the Company Financial Statements as being owned by Owner as of the date of the statement.

         3.7 LEASES. All buildings, and all fixtures, equipment and other Assets which are material to its business held under leases or subleases by Owner, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).
There is not under any such lease any Default or claim of Default by Owner or, to the Knowledge of Owner, by any other party to the lease.

         3.8 OFFICES. The headquarters of Owner is 8010 Roswell Road, Suite 120, Atlanta, Georgia 30350.

         3.9 TRADEMARKS, TRADE NAMES, ETC. Owner possesses the valid and enforceable right to use its name and any trademarks, trade names, licenses and other intellectual property now used to conduct its businesses other than the Excluded Mark, and there are no conflicts between such rights and rights asserted by others (other than regarding the name "Highland Park").

         3.10 INSURANCE. The policies of fire, theft, liability, employee dishonesty and other insurance maintained with respect to the Assets or business of Owner provide adequate coverage against reasonably foreseeable loss in accordance with good industry practice.

         3.11 COMPLIANCE WITH LAWS. Except as set forth in the last two sentences of this Section 3.11, Owner: (a) is in compliance with all Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it; (b) has received no notification since January 1, 1990, from any agency or department of federal, state or local government (i) asserting that it is not in compliance with any of the Laws or Orders which such governmental authority enforces, which noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (ii) threatening to revoke any Permit the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, and (c) is not subject to, or currently under threat of, any written cease and desist order, directive, agreement or understanding with any governmental authority with respect to its Assets or business. In August 1996, Metro Fair Housing Services, Inc. filed a complaint with the U.S. Department of Housing and Urban Development alleging that certain design features of a portion of the Bentley Place community do not meet the design criteria of the Americans With Disabilities Act ("ADA"). Owner is evaluating the merits of the complaint.

         3.12 LEGAL PROCEEDINGS. There are no actions, suits or proceedings instituted or pending, or, to the Knowledge of Owner, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Owner or any of its properties, assets, interests, or rights that either individually or in the aggregate are reasonably expected to have a Material Adverse Effect on its business, operations or financial condition or to impede the consummation of the transactions contemplated by this Agreement.

         3.13 MATERIAL CONTRACTS. Except as set forth in the exhibits to the Form 10-KSB, neither Owner nor any of its Assets, businesses or operations, is a party to, or is bound or affected by, or receiving benefit under any material contracts (the "Owner Contracts"). Owner is not in Default under any Owner Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it.

                                  ARTICLE 4
                  CONDITIONS SATISFIED AT OR BEFORE CLOSING

         At or before Closing, the following conditions have been satisfied:

                 (a) The Members shall have approved this Agreement and the Merger, and the consummation of the transactions contemplated thereby, as and to the extent required by Law and by the provisions of any governing instruments, and Manager shall have furnished Owner with the original ballots duly executed by such Members evidencing the same.

                 (b) All partnership and corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Owner and the Company.


                                  ARTICLE 5
                                MISCELLANEOUS

         5.1 DEFINITIONS. For purposes of this Agreement, except as otherwise specifically provided herein, the following capitalized terms shall have the meanings set forth below, respectively:

         "Agreement": This Agreement and Plan of Merger including all Exhibits and Schedules hereto.

         "Assets": Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "Company":  Roberts Realty Investors, Inc., a Georgia corporation.

         "Company Financial Statements":  As defined in Section 3.5.

         "Closing": The closing of the transactions contemplated hereunder, which, unless the Parties otherwise agree, will take place on the Effective Date, as described in Article 1 of this Agreement.

         "Consent": Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "Contract": Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

         "Default": (i) Any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

         "Effective Date": The date and time on which the Merger contemplated by this Agreement becomes effective pursuant to applicable law, as provided in
Section 1.2.

         "Environmental Claim": Any claim, cause of action or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damage, property damages, personal injuries, penalties and fines, and similar costs of third parties for which Manager is alleged to be responsible or potentially responsible) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by Manager or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "Environmental Laws": All federal, state and local Law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate": Each and every corporation and other entity which is a member of a controlled group of corporations with the relevant Person or Persons within the meaning of Internal Revenue Code ("Code") Section 414(b), a trade or business which is under common control with the relevant Person or Persons within the meaning of Code Section 414(c), or a member of an affiliated service group within the meaning of Code Section 414(m).

         "Exhibits" and "Schedules": The respective Exhibits and Schedules so marked, each of which has been initialed for identification by an officer of Owner and a Member of Manager, and bound sets of which have been delivered to the respective Parties. Such Exhibits and Schedules are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

         "Form 10-KSB":  As defined in Section 3.5.

         "Georgia Limited Partnership Act": The Georgia Revised Uniform Limited Partnership Act.

         "Georgia LLC Act":  The Georgia Limited Liability Company Act.

         "Governmental Authorities": All municipal, county, state and federal governmental agencies, authorities, departments, divisions, courts and officials having jurisdiction over the subject matter.

         "Interests": All of the issued and outstanding member interests in Manager.

         "Internal Revenue Code": The Internal Revenue Code of 1986, as amended.

         "Knowledge" or "Known": Of, to or by either Party, the actual knowledge of the officers and directors and/or Members, as applicable, of such Party and that knowledge that any director or Member, as applicable, of the Party would have obtained upon a reasonable examination of the books, records and accounts of such director or Member, as applicable, and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.

         "Law": Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Governmental Authorities.

         "Liability": Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "Lien": Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

         "Manager": Roberts Properties Management, L.L.C., a Georgia limited liability company.

         "Manager Benefit Plans":  As defined in Section 2.12.

         "Manager Contracts":  As defined in Section 2.17.

         "Manager ERISA Plan":  As defined in Section 2.12.

         "Manager Financial Statements":  As defined in Section 2.5.

         "Material Adverse Change": Any event, change or occurrence that has a Material Adverse Effect on the financial condition, results of operations, business or property of Manager.

         "Material Adverse Effect": Any event, change or occurrence that has a material adverse impact on the financial condition, results of operations, business or properties of the Party.

         "Materials of Environmental Concern":   Includes (i) any hazardous
waste as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder from time to time; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder from time to time; (iii) asbestos; (iv) PCB's; (v) petroleum and petroleum by-products; (vi) any substance prohibited from being present on the property of Manager by any applicable law, rule, ordinance, or regulation of any federal, state, or local government or agency thereof (collectively, "Governmental Requirement"); and (vii) any other substance that requires special handling in connection with its collection, storage, treatment or disposal pursuant to any Governmental Requirement.

         "Merger":  The merger of Manager into Owner as provided for in Article
1.

         "Order": Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

         "Owner": Roberts Properties Residential, L.P., a Georgia limited partnership.

         "Owner Contracts":  As defined in Section 3.13.

         "Party":  Either Owner or Manager; and "Parties":  Owner and Manager.

         "Permit": Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

         "Person": A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Securities Laws": All federal and state Laws relating to the offer, issue, and sale of securities.

         "Subsidiaries": All those corporations, associations or other entities of which the entity in question owns or controls 5% of more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, "Subsidiaries" shall not include any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

         "Surviving Partnership": Owner as the surviving limited partnership in the Merger pursuant to Section 14-9- 206.1 of the Georgia Act.

         "Taxes": Any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

         5.2 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile transmission or by registered or certified mail, postage prepaid to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         Owner:                            Roberts Properties Residential, L.P.
                                           c/o Roberts Realty Investors, Inc.
                                           8010 Roswell Road, Suite 120
                                           Atlanta, GA  30350
                                           Attn:  Chief Financial Officer
                                           Fax:  (770) 396-0706

         Copy to counsel:                  Nelson Mullins Riley & Scarborough,
                                           L.L.P.
                                           Suite 1400
                                           999 Peachtree Street, N.E.
                                           Atlanta, Georgia  30309
                                           Attention:  Charles D. Vaughn, Esq.
                                           Fax:  (404) 817-6050

         Manager:                          Charles S. Roberts
                                           8010 Roswell Road, Suite 280
                                           Atlanta, GA  30350
                                           Fax:  (770) 551-5914


         Copy to counsel:                  Holt Ney Zatcoff & Wasserman, L.L.P.
                                           100 Galleria Parkway, Suite 600
                                           Atlanta, GA  30339
                                           Attention:  Sanford H. Zatcoff, Esq.
                                           Fax:  (770) 956-1490


         5.3 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereunder, and the Agreement supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         5.4 SPECIFIC ENFORCEABILITY. The Parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a Party by reason of the failure of any of the Parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if any Party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Party against which such action or proceeding is brought hereby waives the claim or defense that the Party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

         5.5 EXPENSES. Except as provided elsewhere herein, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

         5.6 BROKERS AND FINDERS. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by either Owner or Manager, Owner or Manager, as the case may be, agrees to indemnify and hold the other Party harmless of and from any such claim.

         5.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia except to the extent federal law shall be applicable.

         5.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

         5.9 SURVIVAL. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing and any delivery of the Units to the Members, irrespective of any investigation made by or on behalf of any party, for the earlier of (a) the listing of the Company's Common Stock on either a national stock exchange or Nasdaq; (b) the occurrence of a "change in control" of Owner; or (c) September 30, 1997. For purposes of this Agreement, a "change in control" means (a) any transaction, whether by merger, consolidation, asset sale or otherwise, which results in the acquisition of beneficial ownership by any person or group of fifty percent (50%) or more of the outstanding shares of common stock of the Company or of the outstanding units of Owner; (b) any sale of all or substantially all of the assets of the Company or Owner, or (c) the liquidation of the Company or Owner, except that no "change in control" shall be considered to have occurred in the event of the sale of Owner's assets to the Company or the merger of Owner into the Company if no change in control of the Company occurs as a result.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal or seal to be hereunto affixed where applicable and attested by officers thereunto duly authorized all as of the day and year first above written.



                                   ROBERTS PROPERTIES RESIDENTIAL, L.P.

                                   By: ROBERTS REALTY INVESTORS, INC., its sole
                                       General Partner



                                   By: /s/ James M. Goodrich
                                      ------------------------------------------
                                       James M. Goodrich
                                       Vice Chairman


                                   And By: /s/ Charles R. Elliott
                                          --------------------------------------
                                       Name:  Charles R. Elliott
                                       Title: Chief Financial Officer

                                   ROBERTS PROPERTIES MANAGEMENT, L.L.C.


                                   By: /s/ Charles S. Roberts
                                      ------------------------------------------
                                       Charles S. Roberts, Member


                                   And By: Jennifer H. Roberts Trust, Member



                                   By: /s/ Charles S. Roberts
                                      ------------------------------------------
                                       Name:
                                       Trustee:


                                   And By: /s/ Pamela J. Hallmark
                                          --------------------------------------
                                           Pamela J. Hallmark, Member



                                   And By: /s/ Judith Q. Ottinger
                                          --------------------------------------
                                           Judith Q. Ottinger, Member




                                   And By: /s/ Ronald Johnson
                                          --------------------------------------
                                           Ronald Johnson, Member



                                   And By: /s/ Anthony P. Brimer
                                          --------------------------------------
                                           Anthony P. Brimer, Member



                                   And By: /s/ Keeley Bruce
                                          --------------------------------------
                                           Keeley Bruce, Member



                                   And By: /s/ E. Michele Mann
                                          --------------------------------------
                                           E. Michele Mann, Member

                  [SIGNATURES CONTINUED ON FOLLOWING PAGE.]

                                   And By: /s/ Cynthia I. Marsh
                                          --------------------------------------
                                           Cynthia I. Marsh, Member



                                   And By: /s/ Kristine J. Bowman
                                          --------------------------------------
                                           Kristine J. Bowman, Member



                                   And By: /s/ Lynda U. Altfeder
                                          --------------------------------------
                                          Lynda U. Altfeder, Member



                                   And By: /s/ Rebecca L. Cleveland
                                          --------------------------------------
                                           Rebecca L. Cleveland, Member



                                   And By: /s/ Stephen A. Glenn
                                          --------------------------------------
                                           Stephen A. Glenn, Member



                                   And By: /s/ Cheryl L. Teaford
                                          --------------------------------------
                                           Cheryl L. Teaford, Member